Exhibit 99
                             [NCT Group, Inc. Logo]

                                  NEWS RELEASE
CONTACTS:

Media:   Joanna Lipper              Investor:   Robert Onesti
         NCT Group, Inc.                        NCT Group, Inc.
         (203) 226-4447 ext. 3506               (203) 226-4447 ext. 3502
         (203) 226-3123 (fax)                   (203) 226-3123 (fax)
         jlipper@nct-active.com                 rjonesti@nct-active.com

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

    NCTI'S LARGEST SHAREHOLDER PURCHASES AN ADDITIONAL 4.3 MILLION SHARES OF
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               NCTI COMMON STOCK BY CONVERTING AN OUTSTANDING NOTE
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WESTPORT,  Conn, May 23, 2001 - NCT Group, Inc. (OTCBB:  NCTI) reported that its largest beneficial shareholder, Ms. Carole Salkind, has purchased 4.3 million shares of NCTI common stock. She accomplished this by converting the principal, interest and penalty on the Company's February 13, 2001 $500,000 note to her into stock. This purchase resolves NCTI's default in the principal amount on the note of $500,000 as previously reported.

     Additionally, Ms. Salkind and the Company rolled the principal, interest and penalty on the Company's January 26, 1999, $1.0 million note into a new $1.4 million four month convertible note, convertible into shares of the Company's common stock at a price of $0.13 per share or convertible into shares of the Company's subsidiaries, Artera Group International, Ltd. or Distributed Media Corporation International, Ltd., at Ms. Salkind's election. This resolves NCTI's default in the principal amount on the note of $1.0 million as previously reported. The new convertible note earns interest at the prime rate as published in The Wall Street Journal. The Company also issued Ms. Salkind a five-year warrant to purchase 500,000 shares of the Company's common stock at a price of $0.13 per share, which approximated the market price of the common stock on May 14, 2001, the day of issuance.

About NCT Group, Inc.
---------------------
NCT Group, Inc. is a publicly-traded, high-tech company with operating subsidiaries in media and communications. NCTI's strong technology base of using sound and signal waves to electronically reduce noise, improve signal-to-noise ratio and enhance sound quality, drives leading edge technological innovations in media, through its Distributed Media Corporation International (DMCI) subsidiary, and communications, through its MidCore Software and Pro Tech subsidiaries, with a specific concentration on IP telephony applications. The Company's emerging technology incubation strategy nurtures development of NCTI technologies and complementary technologies from outside developers. For more information refer to www.nct-active.com.

                                     # # #
Cautionary  Statement Regarding Forward-Looking Statements
Certain information contained in this press release comprise forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 (the "Act"), which became law in December 1995. In order to obtain the benefits of the "safe harbor" provisions of the Act for any such forward-looking statements, NCTI wishes to caution investors and prospective investors about significant factors, which among others, have in some cases affected NCTI's actual results and are in the future likely to affect NCTI's actual results and cause them to differ materially from those expressed in any such forward-looking statements. Investors and prospective investors should read this press release in conjunction with NCTI's recent filings with the Securities and Exchange Commission available online in the EDGAR database at http://www.sec.gov.